SPONSORED RESEARCH AGREEMENT

THIS AGREEMENT is entered into effective as of July 1, 2023 (the "Effective Date") by and between Regents of the University of Minnesota (the "University"), a public educational institution and a Minnesota constitutional corporation, and GT Biopharma, Inc. (the "Sponsor"), a Delaware Corporation. This Agreement is entered into by the University through its Office of Sponsored Projects Administration.

Purpose

The research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor and will further the instructional and research objectives of the University. The research is to be funded by Sponsor and carried out by the University.

NOW, THEREFORE, the parties agree as follows.

Article 1 – Term

The Term of this Agreement shall commence on the Effective Date and unless earlier terminated as provided in Article 9 shall expire on later of the delivery of the final report, or payment of the final installment pursuant to Section 4.2 hereof ("Expiration Date"). The parties may extend the term of this Agreement for additional periods with or without additional funding through duly executed amendments.

Article 2- Research Work

2.1 University shall perform the project as set forth in Appendix 1 (the "Project") in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend Project by mutual written agreement. Any budgetary information included in the attachments to this agreement is for informational purposes only; the University retains the right to re-budget funds within the funded amount as needed to further project objectives.

2.2 The Project shall be under the direction of Jeffrey Miller, MD ("Principal Investigator"). In the event that the Principal Investigator (and/or his sub-investigator Dr. Martin Felices) becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate said Project in accordance with Article 9. This Agreement does not limit the freedom of individuals participating in this Project to engage in any other research.

Article 3 - Reports and Conferences

3.1 Written progress reports shall be provided by University to Sponsor yearly (or such other frequency that Sponsor and Principal Investigator may agree from time to time), or upon

completion of each phase of the Project as detailed in Appendix 1, whichever is the earlier. A final report shall be submitted by University within ninety (90) days of the conclusion or early termination of this Agreement. All progress reports shall include a high level summary of current expenditures against the agreed-upon budget for the Research Project.

3.2 During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans or changes.

Article 4 - Costs, Billings, and Other Support

4.1 University shall use reasonable efforts to complete the Project for a fixed sum of One Million Seven Hundred Twenty-Four Thousand Six Hundred Eighty-Six dollars ($1,724,686) ("Contract Price"), which Contract Price shall be paid in seven (7) installments as set forth in Section 4.2 below. The Contract Price does not include any fees payable under Section 8.5.

4.2 Sponsor agrees to make an initial payment of Four Hundred Fifty Thousand dollars ($450,000.00) upon receipt of an invoice from University. Such initial invoice will be sent within thirty (30) days of execution of the Agreement. Sponsor agrees to make a second payment in the amount of One Hundred Ninety Six Thousand Seven Hundred Fifty-Seven dollars and Twenty-Five cents ($196,757.25) on April 1, 2024. Sponsor then agrees to make four (4) additional quarterly payments (on July 1, 2024, October 1, 2024, January 2, 2025, and April 1, 2025) in the amount of Two Hundred Fifteen Thousand Five Hundred Eighty-Five dollars and Seventy-Five cents ($215,585,75), following receipt of an invoice from the University. Sponsor shall make a final payment of Two Hundred Fifteen Thousand Five Hundred Eighty-Five dollars and Seventy-Five cents ($215,585.75) on the earlier of thirty (30) days after receipt of the final report, or July 1, 2025.

Any fees payable under Section 8.5 will be invoiced separately in accordance with Section 8.5.

4.3 University shall acquire title upon acquisition of any equipment purchased or fabricated with funds provided by Sponsor under this Agreement. Sponsor shall provide the following equipment to University under the following conditions:

[Either (a) indicate "none" or (b) insert a list of equipment to be provided, indicate loan or gift, and attach a signed copy of equipment loan(s) or deed(s) of gift:**]**

NONE.

4.4 Payments made under this agreement shall be in United States dollars and shall be made payable to "Regents of the University of Minnesota". All payments shall be accompanied by the University invoice number, the Contract number, and name of Principal Investigator. Payments shall be sent to:

Regents of the University of Minnesota
NW 5957
P.O. Box 1450
Minneapolis, MN 55485-5957
Ph: 612.624.4313
Fax: 612.626.0321

Article 5 – Nondisclosure

5.1 For purposes of this Agreement, "Confidential Information" means written or tangible information disclosed by either party to the other, which at the time of disclosure is clearly and conspicuously labeled "Confidential" or "Proprietary". Confidential Information shall also include oral and visual disclosures which are identified as confidential at the time of such disclosures and which are confirmed and summarized within fifteen (15) days of the disclosure by the disclosing party in a writing that sets forth the substance of the Confidential Information disclosed. The parties agree to maintain confidentiality of the Confidential Information during the term of this Agreement, including any renewal periods, and for a period of three (3) years from the effective termination or expiration date of this Agreement. Neither party shall use said Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to employees requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Neither party will be held financially liable for any inadvertent disclosure, but each will agree to use its reasonable efforts not to disclose any Confidential Information. For the avoidance of doubt, reports, results and data generated under this Agreement are not University Confidential Information.

5.2 Nothing contained herein will in any way restrict or impair either party's right to use, disclose, or otherwise deal with any Confidential Information which:

5.2.1 At the time of its receipt, is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party;

5.2.2 Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party;

5.2.3 Is received without obligation of confidentiality from a third party; or

5.2.4 Is required by law (including the Minnesota Government Data Practices Act), and/or regulation or court order to be disclosed. In the event that Confidential Information is required to be disclosed pursuant to this subsection, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or

exemptions may be available to it under law.

5.3 Export Controls:

5.3.1 The parties acknowledge that they must comply with export control laws, including the International Traffic in Arms Regulations (ITAR), 22 C.F.R. pts. 120-130; the Export Administration Regulations (EAR), 15 C.F.R. pts. 730-774; and the Foreign Assets Control Regulations, 31 C.F.R. pts. 501-598.

5.3.2 Notwithstanding any other term herein, the University's research in connection with this Agreement shall constitute "fundamental research" for purposes of export control laws. University-generated technical data and software that arise during or result from "fundamental research" are not subject to the ITAR or EAR.

5.3.3 The Sponsor shall not convey technical data, technology, commodities, or software on the U.S. Munitions List, 22 C.F.R. pt. 121, or the Commerce Control List, 15 C.F.R. pt. 774, to the University without the prior written consent of the University's Export Controls Officer (J. Patrick Briscoe, bris0022@umn.edu, 612-625-3860). The University may decline receipt of listed items at its sole discretion and at no penalty.

Article 6 - Publicity

6.1 Subject to Section 6.3 below, Sponsor will not use the name, logos and other marks and trade names of University, nor of any member of University's Project staff, in any written publicity, advertising, or promotional material, news release, or other form of public written statement related to this Agreement or to the Project, without the prior written approval of an authorized representative of University, provided, that Sponsor may in any written materials disclose that the research under this Agreement is conducted in the laboratories of the Principal Investigator and his sub-investigator. Subject to Section 6.2 below, University will not use the name, logos and other marks and trade names of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor. For clarity, disclosures made pursuant to binding confidentiality agreements shall not be deemed public statements under this Article 6; provided that in any disclosures made pursuant to such binding confidentiality agreements, Sponsor shall expressly state that the disclosures have not been reviewed, approved, or endorsed by the University

6.2 Pursuant to the University's Openness in Research Policy (a copy of which may be found at http://www1.umn.edu/regents/policies/academic/Openness_in_Research.pdf) the University shall be allowed to disclose the following non-confidential information without the approval of the Sponsor: (1) the existence of the contract or grant; (2) the identity of the Sponsor or the grantor and, if a subcontract is involved, the identity of the prime contractor if the results of the research must be reported to the sponsor, grantor, or prime contractor; and (3) the purpose and the scope of the proposed research. The University

may also disclose information as needed to comply with institutional reporting requirements, conflict of interest reviews, or in sponsored projects proposals or award documents (e.g., list of current and pending support.)

6.3 In accordance with the rules and regulations of the U.S. Securities Exchange Commission ("SEC") and other reporting requirements for publicly listed companies, Sponsor may disclose the following non-confidential information without the approval of the University: (1) the existence of the contract; (2) the identity of the University, the Principal Investigator and his sub-investigator and, if a subcontract is involved, the identity of the prime contractor; and (3) the purpose and the scope of the proposed research. For clarity, the Sponsor may also disclose such additional information as needed to comply with the SEC or other U.S. government reporting or disclosure requirements or other such reporting or disclosure requirements in accordance with applicable laws governing the parties and research performed under the terms of this Agreement.

Article 7 – Publications

7.1 Sponsor recognizes that under University policy the results of the Project must be publishable and agrees that researchers engaged in the Project shall be permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Project. University shall have the final authority to determine the scope and content of any publication; provided, however, that University shall provide copies of any proposed publication to Sponsor at least thirty (30) days in advance of the publication or presentation of a poster or abstract, and at least forty-five days in advance of the publication or presentation of a full-length paper to review and object to such publication or presentation because such draft either contains information deemed to be Confidential Information under the provisions of Article 5 of this Agreement, or reveals information that if published within such time period days would have an adverse effect on a patent application in which Sponsor owns full or part interest, or intends to obtain an interest from University pursuant to this Agreement. In the event that Sponsor notifies the University in writing that the proposed publication or presentation contains Sponsor's Confidential Information, the University shall remove any Sponsor Confidential Information from the draft prior to such publication or presentation. In the event Sponsor requests in writing a delay in publication to file for patent protection, the University and the Researcher shall refrain from making such publication or presentation for a maximum of ninety (90) days from the receipt of such objection, and Sponsor shall indicate with specificity to what manner and degree University may disclose said information during the ninety (90) day period.

7.2 Publication by either party to this Agreement shall give proper credit to the other party for the cooperative character of the investigation.

7.3 TriKE™ is a trademark of GT Biopharma, Inc. TriKE™ shall appear in all publications by University describing any aspect of the Research, and an acknowledgement of financial support from GT Biopharma, Inc. shall also be included in the acknowledgment section of the publication.

Article 8 – Intellectual Property and License of Inventions

8.1 Use of Research Results.

8.1.1 Reserved.

8.1.2 Except for (a) University's right to control publication of its own research results, (b) patented and patent-pending University Subject Inventions, and (c) University Confidential Information, Sponsor will have the free, irrevocable, non-exclusive unlimited right to use all research results for any purpose worldwide.

8.2 Subject Inventions.

8.2.1 "Subject Invention" means any patentable invention (excluding design patents) that is first conceived or reduced to practice by one or more employees of University, alone or with others, in performance of the Project. The inventorship of a Subject Invention will be determined in accordance with Title 35 of the United States Code. "Subject Invention" does not include copyrightable material, including source code or software.

8.2.2 "University Subject Inventions" are those Subject Inventions invented solely by employees of University. "Joint Subject Inventions" are those Subject Inventions invented by employees of University jointly with employees of Sponsor.

8.2.3 No rights to University background intellectual property are granted under the terms of this agreement except as provided in Section 8.5.

8.3 Patent Applications and Costs

8.3.1 Each party shall promptly disclose to the other party in writing any Subject Invention of which that party becomes aware during the Term or afterwards.

8.3.2 Sponsor, in consultation with University, shall have the right to control the preparation, filing, and prosecution of each patent application that is specific to a Subject Invention. Sponsor shall have six (6) months from receipt of an invention disclosure from University to notify University whether it desires to file a patent application on the Subject Invention ("Subject Invention Review Period"). If Sponsor files a patent application, then Sponsor shall diligently pursue filing of the patent application in the name of University with respect to University Subject Inventions and in the name of both University and Sponsor in the case of Joint Subject Inventions. Although Sponsor shall have the ultimate decision authority in preparation, filing, and prosecution of each patent application that is specific to a Subject Invention, Sponsor shall keep University's office for Technology Commercialization informed (with copy to otcpatent@umn.edu) as to all material

matters relevant to the patent prosecution process and decision matters, and the Sponsor shall give due consideration to any recommendations made by the University concerning the patent prosecution matters. Sponsor and Sponsor's counsel will not contact University inventors regarding drafting and prosecution without first contacting University's office for Technology Commercialization Without limiting the foregoing, Sponsor or Sponsor's counsel shall provide a copy of the draft application and responses to office actions to University at otcpatent@umn.edu and an opportunity to review and provide comments on such application. Further, Sponsor shall provide, or direct Sponsor's counsel to provide, University with all serial numbers and filing dates, together with copies of all applications and patents that issue therefrom, including copies of all office actions, responses and all other substantive communications to and from the U.S. Patent and Trademark Office and the patent offices in any other jurisdictions. Sponsor shall be responsible for the full expense of Subject Invention patent application and prosecution.

If Sponsor notifies University that the invention disclosure was delivered, such that more research under the research plan set forth in Appendix 1 is required for Sponsor to determine whether a Subject Invention is patentable, or for Sponsor to decide whether to file a patent application on the Subject Invention, then University will provide Sponsor an additional six months (or such longer time mutually agreed to by University and Sponsor for additional research to be conducted) to determine whether the Subject Invention is patentable. For clarity, the foregoing provision does not require the University to conduct additional research not included in the research plan attached hereto as Appendix 1 unless in the exercise of its sole discretion the University agrees to conduct such further research in an amendment to this Agreement.

8.3.3 If Sponsor decides (i) not to prepare, file, or prosecute patent applications specific to a Subject Invention within the Subject Invention Review Period, (ii) not to file an application in a particular jurisdiction, (iii) to discontinue prosecution of a pending application or a particular set of claims of a patent application, which set is specific to a Subject Invention, or (iv) not to pay any required fee to maintain a pending patent application or an issued patent, Sponsor shall promptly (but in no event less than 30 days before an action is required) notify University of its decision. In such case, University shall have the right to file, prosecute, and maintain said patent or patent application, or to file an application directed to that abandoned claim set, at its sole discretion and expense without further obligations to the Sponsor, provided, however, that if University intends to offer the right to a third party, to license or otherwise commercialize such patent or patent application, then the University shall notify Sponsor in writing thereof. This obligations expires in 3 years from the date the University receives notice of one of the circumstances described in 8.3.3 (i) through (iv).

8.4 Nothing in this Article 8 shall be interpreted in a manner contrary to the publication

provisions of Article 7 herein.

8.5 **Sponsor's Licensing Options**.

8.5.1 Option to Foreground IP: Sponsor is hereby granted an exclusive option to negotiate a license to all Subject Inventions made under this Agreement for which it has filed a patent application as provided in Section 8.3.2. The Parties agree that the terms of such license agreement shall be as set forth on Appendix 3 hereto and incorporated into a form substantially similar to the AREPLA . The option period expires six (6) months after the date Sponsor notified University that it has filed a patent application covering the applicable Subject Invention as provided in Section 8.3.2. The patent rights under this provision apply only to patent rights specific to a Subject Invention for which Sponsor is responsible for filing, prosecution and maintenance of patent protection. If Sponsor declines the option, then Sponsor's rights in the Subject Invention terminate and the University is free to offer the Subject Invention to other parties without any obligation to Sponsor. For clarity, any improvement to the University Background IP (as defined below) that is made in the conduct of this Agreement and that results in a new patent application shall constitute a Subject Invention hereunder and shall be subject to this Section 8.5.1. To the extent that such Subject Invention requires a license to the University's Background IP, such license to the University's Background IP shall be subject to the restrictions applicable to the underlying Background IP set forth below in Section 8.5.2. For clarity, no such restrictions would apply to Subject Inventions that do not require a license to the University's Background IP.

8.5.2 Option to Background IP. As further detailed in Aim #3 of the research plan set forth on Appendix 1, the University will use two discrete University owned inventions (HER-2 PACC and HSA-PACC) as described in Tech Comm Case UMN 2024-041 and covered under a US Provisional patent application, number 63/611,290 (referred to individually, "HER-2 PACC" and "HSA-PACC", and collectively as "University Background IP") to increase the pharmacokinetic properties of certain TriKE products exclusively licensed to Sponsor under Agreements A#20170047, A#2021-0831 and "AREPLA" ("University TriKE Proteins"). Depending on the results of Aim # 3 of the Project, Sponsor may wish to obtain rights to University Background IP. Sponsor may obtain such rights in the following manner:

(a) HER-2 PACC. At any time during this Agreement or any extension thereof for continued work with HER-2 PACC, Sponsor may notify University that it wishes to use HER-2 PACC under an exclusive use license for internal research purposes only. The field of use for such internal research license is the use of HER 2 PACC in combination with IL-15 containing proteins (including TriKEs) but with no other limitations other than those previously agreed to in the agreements governing Sponsor's rights to the University TriKE Proteins. Upon such notification and payment of a one-time fee of $10,000, the

University will grant and hereby grants to Sponsor such license for a period of 5 years from the date of Sponsor's notification. For clarity, during the term of such license, the University shall not grant to any third party a commercial license to the applicable University Background IP – i.e., HER-2 PACC in combination with IL-15 containing proteins (including TriKEs).

At any time during the term of the SRA or any extension thereof involving HER-2 PACCs, or the term of the 5-year internal research license above, Sponsor may notify University that it wishes to convert such option or such internal research use license to a royalty bearing commercial license under the terms set forth in Appendix 3. Upon receipt of such notification, the University and Sponsor will enter into a royalty bearing commercial license consistent with the terms of Appendix 3 and incorporated into a form substantially similar to the AREPLA.

(b) HSA-PACC In Combination with University TriKE Proteins. At any time during this Agreement or any extension thereof for continued work with HSA-PACC Sponsor may notify University that it wishes to use HSA-PACC in combination with University TriKE Proteins under an exclusive use license for internal research purposes only. Upon such notification and payment of a one-time fee of $10,000, the University will grant and hereby grants such license for a period of 5 years from the date of Sponsor's notification. The field of use for such non-exclusive internal research license is the use of HSA-PACC in combination with University TriKE Proteins. For clarity, during the term of such license, the University shall not grant to any third party a commercial license to the applicable University Background IP– i.e., HSA-PACC in combination with University TriKE Proteins.

At any time during the term of the SRA or any extension thereof involving HSA PACCs, or the term of the 5-year internal research license above, Sponsor may notify University that it wishes to convert such option or such internal research use license to a royalty bearing commercial license under the terms set forth in Appendix 3. Upon receipt of such notification, the University and Sponsor will enter into a royalty bearing commercial license consistent with the terms of Appendix 3 and incorporated into a form substantially similar to the AREPLA.

(c) HSA-PACC In Combination With IL-15 Containing Proteins. At any time during this Agreement or any extension thereof for continued work with HSA-PACC, Sponsor may notify University that it wishes to commercially license HSA-PACC in combination with IL-15 containing proteins (other than TriKEs). The terms of such license will be those set forth on Appendix 3. Unless otherwise agreed to by the University, such license will be licensed for human use only, and solely for delivery as a protein therapeutics.

By way of example and without limitation of any kind, below is a non-exhaustive list of fields of use that are NOT granted for use of HSA-PACC under Section 8.5.2(c):

1. Non-human therapeutic uses
2. Delivery or administration of HSA-PACC through a cell based method (e.g., T cells, NK cells, Myeloid cells, etc.)
3. Delivery or administration of HSA-PACC through a nucleic acid-based method
4. Delivery or administration of HSA-PACC through a virus-based method
5. Delivery or administration of HSA-PACC through any method other than as a stand-alone protein introduced directly into the human body (e.g., injection or saline infusion)

For clarity, Licensee may use cell-based, nucleic acid based, and virus based methods to manufacture therapeutic proteins containing the HSA-PACC in a lab or industrial facility.

Sponsor shall reimburse the University for all Patent Related Expenses for University Background IP incurred by the University before and after the Effective Date of this Agreement. Payments are due within 30 days after receipt of University's invoice. "Patent-Related Expenses" means all costs and expenses (including out-of-pocket attorneys' fees, vendor charges, patent agent fees and governmental fees) that University incurs in preparing, filing, prosecuting, nationalizing, validating, registering, defending, and maintaining University Background IP. If University subsequently licenses the same University Background IP to one or more third party/ies outside the field for which Sponsor has exclusive rights, then University shall apportion the Patent Related Expenses equally between Sponsor and such third party/ies in accordance with applicable University policies on shared patent expenses.

8.6 **Reservation of Rights**. University retains an irrevocable, world-wide, royalty-free, non-exclusive right to use the Subject Inventions for teaching, research and educational purposes. The University shall have the right to sublicense its rights under this section to one or more non-profit academic or research institutions. If the University and Sponsor enters into a license agreement covering a Subject Inventions made under this Agreement, in case of a conflict between the terms of such license agreement and this Section 8.6, the terms of such license agreement shall control.

Article 9 - Termination

9.1 Either party may terminate this Agreement upon thirty (30) days prior written notice to the other. Upon submission/receipt of a notice of termination, University shall take measures to stop spending as soon as possible. A final report of the research conducted up to the effective date of termination, and the results and data obtained, and a high level accounting

of the costs and expenses incurred in connection therewith, will be submitted within sixty (60) days of the termination date documenting all expenses incurred and all non-cancellable expenses which Sponsor is responsible for and showing the amount of funding overpaid or owed. If Sponsor has an unpaid balance remaining, Sponsor shall make the final payment within thirty (30) days after receipt of the final invoice. If Sponsor has overpaid, a check for the balance will be included within thirty (30) days of submission of the final accounting.

9.2 In the event of early termination of this Agreement by Sponsor pursuant to Article 9.1, Sponsor shall pay all costs incurred by University as of the date of termination, together with all non-cancellable obligations, which shall include all non-cancelable contracts, graduate assistantships, fellowships and postdoctoral associate appointments, entered into prior to the notice of termination. After termination, any obligation of Sponsor for fellowships, graduate assistantships or postdoctoral associates shall end no later than the end of University's academic year following termination.

9.3 In the event of early termination of this agreement by University pursuant to Article 9.1 or by either party pursuant to Article 2.2, Sponsor shall pay only the costs incurred up to the date of termination.

9.4 In the event that either party hereto shall commit any material breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other party hereto, unless such breach cannot reasonably be cured within such ninety (90) day period and the allegedly breaching party is working diligently to cure such material breach, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

9.5 This Agreement may be terminated by written notice effective immediately by a Party upon the occurrence of any of the following with respect the other Party: (a) such other Party becomes insolvent, is dissolved or liquidated; (b) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, (i) if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, and (ii) if voluntary, shall not have been instituted under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §101 et seq.; (c) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing; or (d) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.Subject to Article 8.6, termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Sponsor's rights and duties hereof, or release the

parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8, 9, 11, 12, 13, 14 and 17.

Article 10 - Independent Contractor

It is expressly understood that University and Sponsor are independent contractors and not the agent, partner, or employee of the other. In this regard, neither party shall have the authority to enter into any contract or agreement to bind the other and shall not represent to anyone that it has such authority, nor shall their respective employees be entitled to any benefits applicable to employee of the other party.

Article 11 - Insurance and Indemnification

11.1 Each party represents that it has and will continue to have at least the following levels of insurance or self-insurance during the term of this Agreement: (i) as to the University, Workers' Compensation in statutory compliance with Minnesota State Law; and (ii) as to both parties, General Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. University represents that the University and Principal Investigator have and will continue to have Professional Liability insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. Sponsor represents that it has and will continue to have Product Liability insurance or self-insurance in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate. Certificates of all insurance detailed above shall be furnished to the other party upon request.

11.2 Each party shall be responsible for its own acts and the results thereof and not for the acts of the other party. Liability of the University is subject to the terms and limitations of the Minnesota Tort Claims Act, Minnesota Statutes Section 3.736.

11.3 Sponsor shall indemnify, defend, and hold harmless University against any and all third party claims, costs, or liabilities, including attorneys' fees and court costs at both trial and appellate levels, for any loss, damage, injury, or loss of life (other than that attributable to willful, wanton or intentional acts or omissions of the University, or University's breach of this Agreement or violation of applicable laws) arising out of use by Sponsor or any third party acting on behalf of or under authorization from Sponsor of information, reports, discoveries, deliverables, materials, products or other results of University's work under this Agreement or work otherwise associated with the Project. Article 11.3 shall apply with the provision that (a) University promptly notifies Sponsor in writing after University receives notice of any claim, (b) Sponsor is given the right to control such defense and trial of any claim and any related settlement negotiations (however Sponsor will not admit fault or liability on behalf of University without University approval, which will not be unreasonably withheld) and (c) University fully cooperates with Sponsor in the defense of any such claim.

Article 12 – Representations and Warranties

University makes no warranties, express or implied, as to any matter whatsoever, including without limitation, the condition, originality or accuracy of the research or any invention (s) or product(s), whether tangible or intangible, conceived, discovered, or developed under this Agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any such invention or product. Each Party hereby represents and warrants to the other Party that (a) such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; (b) such Party is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required; (c) the execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized by all requisite corporate action on its part; and (d) this Agreement has been validly executed and delivered by such Party, and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as enforceability may be limited by liquidation, bankruptcy, insolvency, reorganization, moratorium, formal restructuring, or other similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or at law).

Each Party represents and warrants to the other Party that: ~~(a)~~ such Party and its affiliates and contractors: (a) are skilled and experienced and capable in a manner consistent with the biopharmaceutical industry of performing work or providing materials or instructions in connection this Agreement or in their use of the Project results generated by University, (b), Such Party has obtained, and will maintain throughout the Term of this Agreement, any permits or approvals and otherwise comply with Applicable Laws relating to their performance of work or provision of materials or instructions in connection with this Agreement or in their use of results generated by University; (c) such Party shall comply with all Applicable Laws applicable to the conduct of their business activities relevant to their use of Project results generated by University; pursuant to this Agreement; and (d) there is no proceeding pending, or to the actual knowledge of such Party, threatened against such Party, which is likely to prevent or interfere with such Party's performance of work or provision of materials or instructions in connection with this Agreement or in their use of results generated by University.

Article 13 – LIMITATION OF LIABILITY FOR BREACH OF CONTRACT

IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR BREACH OF CONTRACT INCLUDE DAMAGES FOR WORK STOPPAGE, LOST DATA, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFIT), OF ANY KIND. THE UNIVERSITY'S LIABILITY TO SPONSOR FOR BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE MONETARY CONSIDERATION PAID TO THE UNIVERSITY UNDER THIS AGREEMENT. EXCEPT FOR SPONSOR'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.3, SPONSOR'S LIABILITY TO THE UNIVERSITY FOR BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE MONETARY CONSIDERATION DUE UNDER THIS AGREEMENT.

Article 14 - Governing Law and Jurisdiction

The internal laws of the state of Minnesota shall govern this Agreement, without giving effect to its conflict of laws principles. All suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be in the courts of Hennepin County, Minnesota.

Article 15 - Assignment

The parties may not assign any rights or obligations of this Agreement without the prior written consent of the other party. Any assignment attempted to be made in violation of this Agreement shall be void.

Article 16 - Agreement Modification

This Agreement shall be amended only in writing duly executed by all the parties to this Agreement. No waiver by any party of any default or nonperformance shall be deemed a waiver of any subsequent default or nonperformance.

Article 17 - Notices

Notices, requests, invoices, or communications, hereunder shall be deemed made upon submission to an overnight courier service or priority United States Mail, or three days after mailing by United States, first-class mail, certified or registered, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:
Michael Breen
Executive Chairman &
Chief Executive Officer (Interim)
GT Biopharma, Inc.
8000 Marina Boulevard
Brisbane, CA 94005
Email: mb@gtbiopharma.com

If to University:

Sarah Danner
Sponsored Projects Administration
University of Minnesota
450 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2070
Telephone: (612) 626-0270
E-Mail: sndanner@umn.edu

with a copy to Principal Investigator

Jeffrey Miller, MD
420 Delaware Street SE
MMC 480
Minneapolis, MN 55455
Telephone: 612-626-4024
E-Mail: mille011@umn.edu

If to University's Office for Technology Commercialization under Section 8.5:

Office for Technology Commercialization:
University of Minnesota
280 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2070
Telephone: (612) 624-0550
Fax : (612) 624-6554
E-Mail: umotc@umn.edu

Article 18 - Force Majeure

No party to this Agreement shall be responsible for any delays or failure to perform any obligation under this Agreement due to acts of God, strikes or other disturbances, including, without limitation, war, insurrection, embargoes, pandemics, governmental restrictions, acts of governments or governmental authorities, and any other cause beyond the control of such party.

Article 19 - Entire Agreement

This Agreement (including all attached or referenced exhibits, schedules, appendices, addenda, or other documents) (collectively, the "Attachments") is intended by the parties as the final and binding expression of their agreement and as the complete and exclusive statement of its terms. This Agreement cancels, supersedes and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement, including any non-disclosure or confidentiality agreements. To the extent the Attachments contain any terms and conditions that conflict with the terms and conditions of this Agreement or which materially change or add to the terms and conditions contained in this Agreement, such changes will be ignored and given no effect.

Article 20 – Severability

If any provision of this Contract becomes or is declared illegal, invalid, or unenforceable, the provision will be divisible from this Contract and deemed to be deleted from this Agreement. If the deletion substantially alters the basis of this Contract, the parties will negotiate in good faith to amend the provisions of this Contract to give effect to the original intent of the parties.

Article 21 – Compliance

Each Party represents and warrants that neither it nor any of its or its Affiliates' employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any regulatory authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA's Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates' employees or agents performing under this Agreement is the subject

of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, in each case pursuant to subsections (a) through (d) of this Section 10.1, such Party will promptly notify the other Party. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates' employees or agents is the subject of any investigation or proceeding that could lead to that entity becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, in each case pursuant to subsections (a) through (d) of this Section 10.1, such Party will promptly notify the other Party in writing.

Article 21 – Counterparts

This Agreement may be signed in counterparts, each of which shall be deemed one and the same original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

REGENTS OF THE UNIVERSITY OF MINNESOTA	**SPONSOR**
BY: DocuSigned by: Sarah Danner 4BA6BCF50A314B2... Sarah Danner	BY: DocuSigned by: Michael Breen A94E7E36E9D04CF... Michael Breen
TITLE: Senior Grant and Contract Administrator	TITLE: Executive Chairman & Chief Executive Officer (Interim)
DATE: ______________________	DATE: ______________________

I have read the above Agreement and agree to perform my obligations as principal investigator(s) under this agreement. I also understand and agree to the disposition of rights in inventions, discoveries, and other results as provided by this agreement and to the provisions concerning confidentiality and publications. I will inform students and other participants working on this research of their rights and obligations under this agreement.

Principal Investigator	Co-Principal Investigator *(If Applicable)*
BY: DocuSigned by: Jeffrey Miller, MD D83D5C1BE879400... Jeffrey Miller, MD	BY: ______________________
TITLE: Professor of Medicine	TITLE: ______________________
DATE: ______________________	DATE: ______________________

Appendices:
Appendix 1– Description of the Research Project
Appendix 2 – Project Budget
Appendix 3 – License Options

Appendix 1 – Description of the Research Project

This scientific research agreement aims to continue our work with GT Biopharma with three major goals in mind: (1) support of GT Biopharma's TriKE product development and commercial GMP manufacturing efforts; (2) TriKE pharmacokinetics optimization in humans and investigation of effects of altering the route of administration; and (3) R&D of TriKE platform. The major deliverables proposed here are: (1) creation of IND enabling data for TriKE constructs in support of GT Biopharma product development and commercial GMP manufacturing efforts outside of UMN; (2) TriKE platform drug delivery changes to allow transition from intravenous (IV) continuous infusion to alternative drug delivery administration (IV bolus, intraperitoneal [IP], subcutaneous [SQ]) and extended PK in humans and gain an increased understanding of changes in the patient's native NK cell population as a result of alteration of TriKE administration; and (3) Research and Development of TriKE platform combination with other FDA approved (or soon to be approved) therapeutics and alterations to TriKE platform through formation of immune complexes. Most studies will use TriKE DNA/amino acid sequences licensed to GT Biopharma under current UMN/GTB terms, but Specific Aim 3B requires a new license.

Specific AIM #1:

A. Provide NK cell functional and preclinical evaluation of TriKE products produced under GCMP Cytovance (or qualified contract manufacturer) for clinical and/or commercial development. Studies will analyze TriKE Product Candidates for *in vitro* and *in vivo* function including but not limited to:

1. CD107a degranulation assay
2. NK cell proliferation assay
3. Target cancer cell surface marker blocking studies
4. *in vivo* xenogeneic mouse targeted tumor model studies
5. IncuCyte/xCELLigence killing assays

B. Studies will also be conducted in support of filing of Investigational New Drug applications related to the evaluation of TriKE Product Candidates in human clinical trials:

1. Dose Finding Studies for GTB-5550.
2. In use studies to evaluate efficient delivery of drug using pumps and tubing that will be used in the clinical trials (GTB-3650 [will start under current SRA] and GTB-5550)
3. In vivo studies for GTB-5550 for support of IND application.

C. Potency release assay testing for cGMP products (release and stability):

1. For GTB-3650 the University of Minnesota, under the direction of Dr. Zachary Davis or other principal investigator, approved by the University and in accordance with UMN policies including, but not limited to, the conflict management plan of Drs. Miller and Feliceswill conduct potency testing (release and stability) onGTB-3650 samples using the CD107a assay.
2. For GTB-5550 the University of Minnesota, under the direction of Dr. Zachary Davis or other principal investigator, approved by the University and in accordance with UMN policies including, but not limited to, the conflict management plan of Drs. Miller and Felices who will conduct potency testing (release and stability) of cGMP produced GTB-5550 using the CD107a assay. This will be done for release and stability of the drug substrate and the drug product, unless Labcorp can produce a cGMP competent assay prior to the trial.

Specific AIM #2:

A. Investigate ways to improve pharmacokinetics (PK) of GT Biopharma's TriKE Product Candidates:
   1. Evaluate different routes of administration (SQ and bolus IV) in xenogeneic mouse models.
   2. Evaluate TriKE trafficking in in vivo (e.g. copper labelling [or other]): note that this would require an internal collaboration to get proper expertise to carry this out.
   3. Determine the best dosing frequency to sustain efficacy in pre-clinical models.
   4. Understand the trafficking of NK cells from blood to tissue with dosing strategy (pre-clinical models).
   5. ADA (Anti-Drug Antibody) studies for GTB-3650 and GTB-5550 trials to evaluate potential for decreased activity mediated by ADA. *NOTE: The ADA studies, which evaluate formation of Anti-Drug Antibodies in the blood of treated patients, are FDA reportable and therefore will be carried out under the clinical agreement workscope. However, those studies do not determine if the antibodies that form impact the actual functionality of the TriKE; those assays are not reportable, are quite specialized, and will be carried out under this SRA.*

Specific AIM #3:

A. Evaluate use of possible combination therapeutic strategies with TriKE.
   a. Evaluate the effect of TriKE with NK cell products in development with other companies. The primary focus will be with GTB's clinical candidates (GTB-3650 and GTB-5550) by mutual agreement GTB under the terms of this SRA and UMN licensing agreements.
   b. Evaluate combination of TriKE with already approved standard of care regimens (checkpoint blockade antibodies, Venetoclax, Azacytadine, etc).
B. Evaluate alterations to TriKE platform (with the understanding that these projects might extend beyond 2-year mark):
   a. Develop 3rd generation TriKE-PACC (Poly-Antigen Cytokine-receptor Complex) molecules designed for optimal PK*:
      i. Evaluate TriKE-PACC approach for maximum PK using incorporation of Human Serum Albumin (HSA) arm in PACC. Examples of this encompass TriKEs (already licensed to GT Biopharma) like:
         1. Anti-CD33 TriKE (GTB-3650) combined with HSA PACC molecule: 33/HSA TriKE-PACC.
         2. Anti-B7H3 TriKE (GTB-5550) combined with HSA PACC molecule: B7H3/HSA TriKE-PACC.
         3. Or other TriKE molecules, for instance anti-HER2 TriKE combined with HSA PACC molecule: HER2/HSA TriKE PACC.
   b. Create dual targeting "3rd generation" TriKEs using PACC*:
      i. Create and evaluate dual-targeting molecules using an anti-HER2 PACC (for treatment of solid tumors). Examples of this encompass TriKEs (already licensed to GT Biopharma) like:
         1. Anti-B7H3 TriKE (GTB-5550) combined with anti-HER2 PACC molecule: B7H3/HER2 TriKE-PACC.
         2. Or other TriKE molecules, for instance anti-CD133 TriKE or anti-PDL1 TriKE combined with HER2 PACC molecule: 133/HER2 TriKE-PACC and PDL1/HER2 TriKE-PACC (respectively).

Appendix 3 – License Options

		TriKE Engager or Other Domain (Other than PACC)	PACC (University Background IP only) UMN case #2024-041	PACC (Modified Under the SRA)	Non-TriKE (Inventions Unrelated to TriKEs)
1	License grant	Exclusive	Exclusive	Exclusive	Exclusive
2	Fields of use(s)	All fields	As set forth in Section 8.5.2 hereof.	All fields; (As set forth in Section 8.5.1 and 8.5.2)	All fields
3	License Upfront fee	$15k	$25k	$15k	$15k
4	Annual license fee	Governed by Section 11.2 of the AREPLA. No additional annual fee due for this license.	Additional payment of: $10K first and second anniversary, $15K thereafter	Governed by Section 11.2 of the AREPLA. No additional annual fee due for this license.	$25k per year, first and second anniversary. $50k per year thereafter.
5	Milestone payments	Governed by Section 11.8.1 of the AREPLA. No further milestones payable for this license.	Governed by Section 11.8.1 of the AREPLA. One additional Milestone payment of $500,000 is due when the Licensee achieves the first commercial sale of a Licensed Product which incorporates PACC.	Governed by Section 11.8.1 of the AREPLA. No further milestones payable for this license.	Same as Section 11.8.1 of the AREPLA
6	Sales Milestones	Governed by Section 11.8.3 of the AREPLA. No further milestones payable for this license.	Governed by Section 11.8.3 of the AREPLA. No further milestones payable for this license.	Governed by Section 11.8.3 of the AREPLA. No further milestones payable for this license.	Same as Section 11.8.3 of the AREPLA
7	Royalties	1.5% (subject to stacking and overall royalty cap per Section 11.4 of the AREPLA)	1% (subject to stacking and overall royalty cap per Section 11.4 of the AREPLA)	1% (subject to stacking and overall royalty cap per Section 11.4 of the AREPLA)	2% (subject to stacking and overall royalty cap per Section 11.4 of the AREPLA)
8	Annual Minimum Royalties	Governed by Section 11.5 of the AREPLA. No additional annal	Governed by Section 11.5 of the AREPLA. No additional annual minimum	Governed by Section 11.5 of the AREPLA. No additional annal	Same as Section 11.5 of the AREPLA.

		minimum royalties due for this license.	royalties due for this license.	minimum royalties due for this license.	
9	Sublicense consideration	Governed by Section 11.6 of the AREPLA. No separate sublicense consideration due for this license.	Governed by Section 11.6 of the AREPLA. No separate sublicense consideration due for this license. Licensee agrees that it will not sublicense U's PACC Technology independent of U's TriKE Licensed Product(s).	Governed by Section 11.6 of the AREPLA. No separate sublicense consideration due for this license.	Same as Section 11.6 of the AREPLA.
10	Change of Control	Governed by Section 11.7 of the AREPLA. No separate fee payable for the license.	Governed by Section 11.7 of the AREPLA. No separate fee payable for the license.	Governed by Section 11.7 of the AREPLA. No separate fee payable for the license.	$175,000
11	Performance Milestones	Same as in Section 9 of the AREPLA. Dates to be negotiated based on each invention.	Same as in Section 9 of the AREPLA. Dates to be negotiated based on each invention.	Same as in Section 9 of the AREPLA. Dates to be negotiated based on each invention	Same as in Section 9 of the AREPLA. Dates to be negotiated based on each invention.
12	Document fee	None	None	None	None
13	Early termination fee	None	None	None	As set forth in Section 8.3 of the Terms and Conditions.
14	License amendment fee	None	$5,000	None	None
15	Restrictions on University Retained Rights	Applicable as set forth in Section 3.2 of the Terms and Conditions to the AREPLA.	To be negotiated on a case-by-case basis.	Applicable as set forth in Section 3.2 of the Terms and Conditions to the AREPLA, subject to the University obtaining internal consents from affected faculty and departments.	Applicable as set forth in Section 3.2 of the Terms and Conditions to the AREPLA, subject to the University obtaining internal consents from affected faculty and departments.

All references in this Appendix 3 to the AREPLA shall mean the Amended and Restated Exclusive Patent License Agreement between the University and Sponsor dated May 13, 2024.